Exhibit 99.1

AudioEye, Inc. Announces New Board Member

TUCSON, Arizona – September 30th, 2015 - AudioEye, Inc. (OTCQB: AEYE) (“AudioEye”) (the “Company”) today announced the appointment of Alex Zyngier to the Board of Directors of the Company.

Mr. Zyngier founded Batuta Advisors in 2013 to pursue high return investment opportunities in the distressed and turnaround sectors. Mr. Zyngier has over 20 years of investment, strategy, and operating experience.  He is currently a director of Atari SA, Executive Chairman of DTV America Corp.  Mr. Zyngier has worked as a Portfolio Manager, investing in public and private opportunities, at Alden Global Capital, Goldman Sachs & Co. and Deutsche Bank Co.  He was also a strategy consultant at McKinsey & Company and a technical brand manager at Procter & Gamble.

Mr. Zyngier holds an MBA in Finance and Accounting from the University of Chicago and a BSc. in Chemical Engineering from UNICAMP in Brazil.

“I am excited to join the AEYE Board”, stated Mr. Zyngier. “The Company appears to be well positioned to take advantage of a market opportunity with its unique technology designed to provide full access to website content for persons with various disabilities. This untapped market of potential customers can create a meaningful increase in a company’s sales while also enabling these same companies to meet increasing regulatory requirements for accessibility”.

“We are pleased to be able to attract Alex to the Board of AEYE where his considerable skills will be of great value as we continue to transition the Company from product development to commercial viability”, stated Dr. Carr Bettis, Executive Chairman of AEYE. “The Company has substantially completed the restructuring of the operating costs and streamlined the product offerings and pricing. Alex will be able to help AEYE in refining the operational and strategic planning going forward”, added Dr. Bettis.

About AudioEye, Inc.

Incorporated in 2005, AudioEye provides unparalleled web access equality and usability for its clients' customers through AudioEye's Ally™ platform. The Ally+ product allows AudioEye's clients to reach more customers, build more brand loyalty, retain more customers and secure more repeat business.

Most companies fail to provide full access to their websites. As a result, they exclude 5% to 10% of their potential customers, even though the law requires equal access and digital inclusion. Each month, AudioEye fixes millions of website problems for its clients; without these fixes, site visitors are left behind -- including those customers accessing websites through the use of assistive technologies provided by Microsoft, Apple, Google, and others. AudioEye clients that implement the Ally+ solution receive a compliance certification seal that, through the adoption and application of internationally accepted accessibility standards, allows them to clearly and confidently demonstrate and promote their conscientious commitment to ensuring equal access to their digital properties (limited exclusions apply).

Ally+ is the most inclusive web accessibility solution available -- period.  It goes beyond simply fixing issues that inhibit access to client information and services by also providing site visitors with a help desk resource for reporting usability problems, along with free cloud-based access to a customizable screen-reader-like user experience. By simply embedding the AudioEye JavaScript, the Ally+ patent-protected multi-language audible reader “in the cloud" provides new and returning customers the opportunity to thoroughly engage and interact with client websites in a unique and fully customizable way, regardless of their device type or preferred method of access. These tools have benefits for all site visitors, in particular aging populations and individuals who have vision, hearing, motor and intellectual disabilities, including those who are color blind, dyslexic, learning to read, and looking to maintain focus, or multi-task.

Providing full access is the right thing to do, but it is also empowers customers, which makes it great for business. To learn more or to get started today, please visit www.audioeye.com for more information. AudioEye is Your Web Accessibility Ally™.

AudioEye's common stock trades under the symbol “AEYE”. The Company maintains offices in Tucson and Atlanta.

For further information, please contact:

David Kovacs

Strategic Consultant

AudioEye, Inc.

(866) 331-5324

or

RJ Falkner & Company, Inc.

Investor Relations Counsel

(830) 693-4400

info@rjfalkner.com